QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

	FOR:	MERCER INTERNATIONAL INC.
	APPROVED BY:	Jimmy S.H. Lee Chairman & Chief Executive Officer (41) 43 344-7070
David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099
For Immediate Release
Financial Dynamics Investors: Eric Boyriven Media: Scot Hoffman (212) 850-5600

MERCER INTERNATIONAL INC. REPORTS 2004 THIRD QUARTER RESULTS

        NEW YORK, NY, November 8, 2004 — Mercer International Inc. (Nasdaq:MERCS, TSX: MRI.U) today reported results for the third quarter ended September 30, 2004.

Results of Operations — Three Months Ended September 30, 2004

        Total revenues for the three months ended September 30, 2004 increased to €49.1 million from €45.8 million in the comparative period of 2003, primarily because of higher pulp sales. Pulp and paper revenues were €47.3 million in the third quarter of 2004, versus €43.7 million in the comparative period of 2003.

        Costs of pulp and paper sales in the three months ended September 30, 2004 decreased to €39.8 million from €45.4 million in the comparative period of 2003, primarily as a result of lower pulp production costs at our Rosenthal mill.

        We started up our Stendal pulp mill in the quarter ended September 30, 2004. On September 18, 2004, we commenced expensing all of the costs of the Stendal mill whereas previously most of its costs, including interest, were capitalized.

        Pulp sales increased to €34.5 million in the quarter ended September 30, 2004 from €30.0 million in the same period a year ago, primarily as a result of higher prices. List prices for northern bleached softwood kraft ("NBSK") pulp in Europe were approximately €519 ($635) per tonne in the third quarter of 2004, approximately €535 ($645) per tonne in the second quarter of 2004 and approximately €444 ($550) per tonne in the third quarter of last year. The increase in NBSK pulp prices was partially offset by the weakness of the U.S. dollar versus the Euro in the current period. In the current quarter, our pulp sales by volume were 73,128 tonnes, compared to 73,747 tonnes in the comparative period of 2003. In the three months ended September 30, 2004, we did not report any pulp sales revenues from the Stendal mill.

        Pulp sales realizations were €472 per tonne on average in the current quarter, compared to €471 per tonne in the second quarter of 2004 and €407 per tonne in the three months ended September 30, 2003.

        Transportation and other revenues for the pulp operations were €2.2 million in the three months ended September 30, 2004, compared to €2.0 million in the three months ended September 30, 2003.

        Cost of sales and general, administrative and other expenses for the pulp operations were €33.4 million in the three months ended September 30, 2004 compared to €35.3 million in the comparative period of 2003, and included €2.5 million of operating costs related to the Stendal mill.

        On average, fiber costs for pulp production decreased by approximately 4.6% compared to the third quarter of last year.

        Depreciation for the pulp operations was €3.8 million in the current quarter, versus €5.5 million in the year ago period. In conjunction with establishing the depreciation period for our Stendal mill, we reviewed the useful life of our Rosenthal mill and, effective July 1, 2004, increased its estimated useful life from an initial 15 to 25 years. This change in estimate resulted in a decrease of €2.2 million in cost of sales and net loss, and a decrease in net loss per share of €0.13 for the quarter ended September 30, 2004.

        For the three months ended September 30, 2004, our pulp operations generated operating income of €4.0 million, versus an operating loss of €2.6 million in the year ago period.

        Paper sales in the three months ended September 30, 2004 were €12.8 million, compared to €13.7 million in the same period of last year. Sales of specialty papers in the three months ended September 30, 2004 and 2003 were €8.6 million, respectively. For the current quarter, total paper sales volumes were 14,712 tonnes, versus 15,979 tonnes in the comparative period of last year. On average, prices for specialty papers realized in the current quarter increased by 2.5%, reflecting a shift in the product mix. Average prices for our printing papers decreased by approximately 2.8% reflecting generally weak demand.

        Cost of sales and general, administrative and other expenses for the paper operations in the three months ended September 30, 2004 increased to €20.3 million from €14.9 million in the comparative quarter of 2003, primarily as a result of a non-cash €6.0 million impairment charge relating to our paper operations. Depreciation for the paper operations was €0.6 million in the three months ended September 30, 2004 and 2003, respectively.

        For the quarter ended September 30, 2004, our paper operations reported an operating loss of €7.6 million, which included the non-cash €6.0 million impairment charge, compared to an operating loss of €1.1 million in the same period of last year.

        For the three months ended September 30, 2004, consolidated general and administrative expenses increased to €7.3 million from €4.2 million in the year ago period, primarily as a result of the inclusion of operating costs related to the Stendal mill.

        In the quarter ended September 30, 2004, we reported a loss from operations of €4.8 million, compared to a loss from operations of €5.1 million in the same period last year. Interest expense in the three months ended September 30, 2004 increased to €4.2 million from €2.2 million a year ago, due to higher borrowings resulting primarily from our convertible note issue in October 2003 and the inclusion of interest costs of €1.7 relating to the Stendal mill after September 18, 2004.

        In the quarter ended September 30, 2004, the marked-to-market valuation of variable-to-fixed-rate interest swaps and forward interest rate and interest cap contracts entered into by our Stendal and Rosenthal mills resulted in a net non-cash holding loss of approximately €14.1 million before minority interests versus a net gain of €5.9 million before minority interest on such interest rate contracts in the prior period of 2003.

        In the three months ended September 30, 2004, we recorded a net non-cash holding gain of approximately €6.0 million before minority interest on the marked to market valuation of currency swaps and currency forwards entered into by our Stendal and Rosenthal mills as a result of the weakening of the U.S. dollar versus the Euro and changes in interest rates relating to such currencies. In the comparative period of 2003, we reported a net gain of €3.8 million before minority interests on the then outstanding currency derivatives of our Rosenthal and Stendal mills.

        In the current quarter, minority interest, representing the two minority shareholders' proportionate interests in the Stendal mill, was €6.7 million, compared to €(1.9) million in the comparative period of 2003.

        For the three months ended September 30, 2004, we reported a net loss of €9.9 million, or €0.57 per share, which reflected the €6.0 million non-cash impairment charge related to our paper operations, the inclusion of €4.2 million of operating and interest costs related to the Stendal mill and the net non-cash holding loss on the marked to market valuation of our derivative instruments. In the comparative period of 2003, we reported net income of €0.9 million, or €0.05 per basic and diluted share.

        We generated Operating EBITDA of €5.3 million in the current quarter, compared to Operating EBITDA of €1.1 million in the comparative period of 2003. Operating EBITDA is defined as income (loss) from operations plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

        Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

        At September 30, 2004, our cash and cash equivalents were €42.6 million, compared to €52.0 million at December 31, 2003. We also had €29.3 million of cash restricted to pay construction costs payable and €19.1 million of cash restricted in a debt service account, both related to the Stendal mill. In addition, we had €28.5 million of cash restricted in a debt service account relating to the Rosenthal mill's loan facility. At September 30, 2004, we had a working capital deficit of €122.5 million, primarily because we had Stendal construction costs payable of €161.0 million for which we had not yet drawn down under the Stendal project loan facility and, under our accounting policies, we do not record certain government grants until they are received. The Stendal construction costs will be paid pursuant to the Stendal project loan facility in the ordinary course. As at September 30, 2004, we qualified for investment grants totaling approximately €65.2 million related to the Stendal mill from federal and state governments in Germany, which we expect to receive in 2005. Approximately €61.2 million of these grants, when received, will be applied to repay amounts drawn under a dedicated tranche of the Stendal project loan facility. These grants are not reported in our income and reduce the cost base of the assets purchased when they are received. We expect to qualify for additional investment grants totaling approximately €23.3 million when the Stendal construction costs have all been substantially paid.

Results of Operations — Nine Months Ended September 30, 2004

        For the nine months ended September 30, 2004, revenues increased to €153.9 million from €144.1 million in the prior period, primarily because of higher pulp sales. In the nine months ended September 30, 2004, we reported a loss from operations of €7.6 million, which reflected the inclusion of operating costs of €7.9 million related to the Stendal mill and a non-cash impairment charge of €6.0 million relating to our paper operations. In the comparative period of 2003, we reported an operating loss of €2.5 million. We reported a net loss of €12.6 million or €0.73 per diluted share in the nine months ended September 30, 2004, compared to a net loss of €9.2 million or €0.54 per diluted share for the nine months ended September 30, 2003.

Stendal Pulp Mill

        Our Stendal pulp mill was completed substantially on its planned schedule and budget in the third quarter of 2004. The mill is currently in the start-up phase and is undergoing extensive testing and evaluation. The mill has all of its requisite permits in place to commence operations and has secured sufficient fiber supplies for the balance of 2004 and into the first quarter of 2005. At September 30, 2004, the mill had filled in excess of 77% of its overall staffing requirements.

        The Stendal mill is currently being supervised by the contractor using Stendal's personnel to operate the mill. Stendal commenced the initial production of pulp in the third quarter of 2004. The initial pulp produced was off-grade pulp which was primarily sold into the recycled fiber, corrugated board and similar markets. The mill is currently producing "start-up quality" pulp. The prices realized on the sale of off-grade and start-up quality pulp are lower than the selling price for on-grade NBSK pulp. Under our current start-up plan, we expect the Stendal mill to commence ramping up pulp production and quality so that it will be producing a significant proportion of saleable kraft pulp in the fourth quarter of 2004. Pursuant to our start up plan, we expect that the mill would be operating at approximately 80% of its design capacity by the end of 2004.

        In conjunction with the start-up of the Stendal mill, we built up the fiber and finished goods inventory at the mill. We expect that as the Stendal mill ramps up operations, inventory levels at the mill will decrease to more normalized levels.

        The mill is currently undergoing extensive testing and evaluation in connection with its mechanical completion and to determine whether it satisfies certain stipulated performance requirements, referred to as the "Acceptance Test". The Acceptance Test requires that the mill continuously produces pulp for a 72-hour period in compliance with specified operational, quality and environmental requirements. Following completion of such testing, if the requisite performance requirements are met, we are required to provide the contractor with an acceptance certificate. Once we deliver the acceptance certificate, we assume responsibility for the operation of the mill, subject to the contractor's warranty obligations.

        Under the current start-up plan, we expect that the contractor will shut down the mill for approximately one week in the fourth quarter of 2004 for the completion of any adjustments, installations and the replacement of any equipment that may be required in order to fulfill its obligations under the construction contract. We also expect that, in the latter part of 2004, the Stendal mill will be shut down for a few days for fine tuning and cleaning so that the contractor may commence trials for the Acceptance Test.

        Our planned start up of the Stendal mill is subject to risks commonly associated with the start up of large greenfield industrial projects which could result in the Stendal mill experiencing operating difficulties or delays in the start-up period and the Stendal mill may not achieve our planned production, timing, quality or cost projections. These risks include, without limitation, equipment failures or damage, errors or miscalculations in engineering, design specifications or equipment manufacturing, faulty construction or workmanship, defective equipment or installation, human error, industrial accidents, weather conditions, failure to comply with environmental and other permits, and complex integration of processes and equipment.

President's Comments

        Mr. Jimmy S.H. Lee, President and Chairman, stated: "We are very excited about the completion of the Stendal pulp mill. The Stendal mill is now producing start-up quality pulp that is being sold. Although we have experienced minor difficulties and delays associated with equipment, installation and integration of processes and systems, we are generally pleased with the same. Our current expectation is that the Stendal pulp mill should achieve a steady state of saleable pulp production in the fourth quarter of 2004."

        He added: "Our results for the current quarter reflect continued strength in pulp demand and the overall weakness of the U.S. dollar versus the Euro. However, seasonally weaker summer months resulted in a build up of producer inventories in the quarter and list prices for NBSK pulp in Europe falling to approximately $605 per tonne by the end of the quarter. Markets for our paper products remain generally weak."

        He further added: "Effective September 18, 2004, we commenced expensing all of the costs relating to the Stendal mill. Our current quarter results reflect approximately €4.2 million of operating and interest costs relating to the Stendal mill during a period when we reported no pulp sales revenues therefrom."

        Mr. Lee concluded: "The start-up of the Stendal mill is an important step to our becoming a leading NBSK market pulp producer and leaves us well positioned for growth into next year."

        In conjunction with this release, Mercer International will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Monday, November 8, 2004 at 10:00 AM (EST). Listeners can access the conference call live and archived over the Internet through a link at the company's web site at http://www.mercerinternational.com or at http://phx.corporate-ir.net/playerlink.zhtml?c=62074&s=wm&e=962689. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until November 15, 2004 at 11:59 P.M. (EST). The replay number is (800) 642-1687, and the passcode is 1955749.

        Mercer International Inc. is a European pulp and paper manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerinternational.com.

        The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition and other risk factors listed from time to time in the company's SEC reports.

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS
As of September 30, 2004 and December 31, 2003
(Unaudited)
(Euros in thousands)

	September 30, 2004	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	€42,643	€51,993
Cash restricted	29,346	15,187
Receivables	33,003	32,285
Unrealized foreign exchange derivative gains	899	743
Inventories	59,225	23,909
Prepaid expenses	4,603	4,284

Total current assets	169,719	128,401
Long-Term Assets
Cash restricted	47,538	44,180
Property, plant and equipment	942,249	745,178
Investments	878	1,644
Equity method investments	3,993	2,309
Deferred note issuance costs	3,908	4,213
Unrealized foreign exchange derivative gains	14,442	—
Deferred income tax	10,000	9,980

Total assets	€1,192,727	€935,905

LIABILITIES
Current Liabilities
Accounts payable and accrued expenses	€64,373	€37,414
Construction costs payable	160,952	42,756
Note payable	1,403	1,377
Debt, Stendal	50,000	80,000
Debt, current portion	15,465	15,801

Total current liabilities	292,193	177,348
Long-Term Liabilities
Debt, Stendal	476,301	324,238
Debt, less current portion	234,317	255,901
Unrealized interest rate derivative losses	58,874	43,151
Unrealized foreign exchange derivative losses	594	—
Capital leases and other	8,853	2,412

Total liabilities	1,071,132	803,050
Minority Interest	—	—
SHAREHOLDERS' EQUITY
Shares of beneficial interest	79,736	78,139
Additional paid-in capital, stock options	14	223
Retained earnings	36,592	49,196
Accumulated other comprehensive income	5,253	5,297

Total shareholders' equity	121,595	132,855

Total liabilities and shareholders' equity	€1,192,727	€935,905

Certain reclassifications were made to the prior period results to conform to the current period presentation.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
For the Nine Months Ended September 30, 2004 and 2003
(Unaudited)
(Euros in thousands, except per share data)

	2004	2003
Revenues
Pulp and paper	€145,084	€134,935
Transportation	2,134	2,850
Other	6,650	6,351

	153,868	144,136

Cost of sales
Pulp and paper	131,420	131,838
Transportation	2,222	2,388

	133,642	134,226

Gross profit	20,226	9,910
General and administrative expenses	(21,182)	(12,961)
Settlement expenses	—	(630)
Impairment of capital assets	(6,000)	—
Flooding losses and expenses, less grant income	(669)	1,162

Loss from operations	(7,625)	(2,519)

Other income (expense)
Interest expense	(9,554)	(6,887)
Investment income	1,679	1,055
Derivative financial instruments
Unrealized loss on interest rate derivatives	(15,825)	(22,832)
Unrealized and realized gain on foreign exchange rate derivatives	14,748	19,228
Other	—	20
Impairment of available-for-sale securities	—	(5,511)

Total other income (expense)	(8,952)	(14,927)

Loss before income taxes and minority interest	(16,577)	(17,446)
Income tax benefit (expense)	37	(226)

Loss before minority interest	(16,540)	(17,672)
Minority interest	3,936	8,499

Net loss	(12,604)	(9,173)
Retained earnings, beginning of period	49,196	52,789

Retained earnings, end of period	€36,592	€43,616

Loss per share
Basic	€(0.73)	€(0.54)

Diluted	€(0.73)	€(0.54)

Certain reclassifications were made to the prior period results to conform to the current period presentation.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
For the Three Months Ended September 30, 2004 and 2003
(Unaudited)
(Euros in thousands, except per share data)

	2004	2003
Revenues
Pulp and paper	€47,316	€43,661
Transportation	667	828
Other	1,119	1,333

	49,102	45,822

Cost of sales
Pulp and paper	39,752	45,366
Transportation	753	525

	40,505	45,891

Gross profit (loss)	8,597	(69)
General and administrative expenses	(7,348)	(4,231)
Settlement expenses	—	(630)
Impairment of capital assets	(6,000)	—
Flooding losses and expenses, less grant income	—	(214)

Loss from operations	(4,751)	(5,144)

Other income (expense)
Interest expense	(4,200)	(2,236)
Investment income	215	416
Derivative financial instruments
Unrealized gain (loss) on interest rate derivatives	(14,110)	5,933
Unrealized and realized gain on foreign exchange rate derivatives	6,005	3,806
Other	—	9

Total other income (expense)	(12,090)	7,928

Income (loss) before income taxes and minority interest	(16,841)	2,784
Income tax benefit (expense)	236	(28)

Income (loss) before minority interest	(16,605)	2,756
Minority interest	6,726	(1,880)

Net income (loss)	(9,879)	876
Retained earnings, beginning of period	46,471	42,740

Retained earnings, end of period	€36,592	€43,616

Income (loss) per share
Basic	€(0.57)	€0.05

Diluted	€(0.57)	€0.05

Certain reclassifications were made to the prior period results to conform to the current period presentation.

MERCER INTERNATIONAL INC.

BUSINESS SEGMENT INFORMATION
For the Nine Months Ended September 30, 2004 and 2003
(Unaudited)
(Euros in thousands)

	Rosenthal Pulp	Stendal Pulp	Total Pulp	Paper	Corporate, Other and Eliminations	Consolidated Total
Nine Months Ended September 30, 2004
Sales to external customers	€103,743	€—	€103,743	€41,341	€—	€145,084
Transportation and other	8,338	600	8,938	314	(468)	8,784
Intersegment net sales	1,822	—	1,822	—	(1,822)	—

	113,903	600	114,503	41,655	(2,290)	153,868
Operating costs	78,773	509	79,282	39,869	(2,210)	116,941
Depreciation and amortization	14,166	795	14,961	1,740	—	16,701
General and administrative	7,960	6,645	14,605	3,960	2,617	21,182
Impairment of capital assets	—	—	—	6,000	—	6,000
Flooding grants, less losses and expenses	—	—	—	669	—	669

	100,899	7,949	108,848	52,238	407	161,493

Income (loss) from operations	13,004	(7,349)	5,655	(10,583)	(2,697)	(7,625)
Interest expense	(6,345)	(1,888)	(8,233)	(421)	(900)	(9,554)
Net loss on derivative financial instruments	(275)	(802)	(1,077)	—	—	(1,077)
Other income (expense)	2,327	(453)	1,874	152	(347)	1,679

Income (loss) before income taxes and minority interest	€8,711	€(10,492)	€(1,781)	€(10,852)	€(3,944)	€(16,577)

Nine Months Ended September 30, 2003
Sales to external customers	€92,418	€—	€92,418	€42,517	€—	€134,935
Transportation and other	8,249	—	8,249	796	156	9,201
Intersegment net sales	2,178	—	2,178	—	(2,178)	—

	102,845	—	102,845	43,313	(2,022)	144,136
Operating costs	80,968	—	80,968	37,581	(2,179)	116,370
Depreciation and amortization	16,311	—	16,311	1,545	—	17,856
General and administrative	5,588	1,752	7,340	3,721	1,900	12,961
Settlement expenses	—	—	—	—	630	630
Flooding grants, less losses and expenses	—	—	—	(1,162)	—	(1,162)

	102,867	1,752	104,619	41,685	351	146,655

Income (loss) from operations	(22)	(1,752)	(1,774)	1,628	(2,373)	(2,519)
Interest expense	(5,961)	(8)	(5,969)	(323)	(595)	(6,887)
Net gain (loss) on derivative financial instruments	18,335	(21,939)	(3,604)	—	—	(3,604)
Impairment of investments	(4,441)	—	(4,441)	(1,070)	—	(5,511)
Other income (expense)	1,475	50	1,525	(51)	(399)	1,075

Income (loss) before income taxes and minority interest	€9,386	€(23,649)	€(14,263)	€184	€(3,367)	€(17,446)

Certain reclassifications were made to the prior period results to conform to the current period presentation.

MERCER INTERNATIONAL INC.

BUSINESS SEGMENT INFORMATION
For the Three Months Ended September 30, 2004 and 2003
(Unaudited)
(Euros in thousands)

	Rosenthal Pulp	Stendal Pulp	Total Pulp	Paper	Corporate, Other and Eliminations	Consolidated Total
Three Months Ended September 30, 2004
Sales to external customers	€34,517	€—	€34,517	€12,799	€—	€47,316
Transportation and other	2,575	(327)	2,248	(124)	(338)	1,786
Intersegment net sales	643	—	643	—	(643)	—

	37,735	(327)	37,408	12,675	(981)	49,102
Operating costs	24,702	509	25,211	11,837	(967)	36,081
Depreciation and amortization	3,030	795	3,825	599	—	4,424
General and administrative	3,186	1,185	4,371	1,849	1,128	7,348
Impairment of capital assets	—	—	—	6,000	—	6,000

	30,918	2,489	33,407	20,285	161	53,853

Income (loss) from operations	6,817	(2,816)	4,001	(7,610)	(1,142)	(4,751)
Interest expense	(1,953)	(1,720)	(3,673)	(137)	(390)	(4,200)
Net gain (loss) on derivative financial instruments	4,997	(13,102)	(8,105)	—	—	(8,105)
Other income (expense)	713	(108)	605	21	(411)	215

Income (loss) before income taxes and minority interest	€10,574	€(17,746)	€(7,172)	€(7,726)	€(1,943)	€(16,841)

Three Months Ended September 30, 2003
Sales to external customers	€30,004	€—	€30,004	€13,657	€—	€43,661
Transportation and other	1,993	—	1,993	236	(68)	2,161
Intersegment net sales	633	—	633	—	(633)	—

	32,630	—	32,630	13,893	(701)	45,822
Operating costs	27,212	—	27,212	13,223	(634)	39,801
Depreciation and amortization	5,534	—	5,534	556	—	6,090
General and administrative	1,611	913	2,524	951	756	4,231
Settlement expenses	—	—	—	—	630	630
Flooding grants, less losses and expenses	—	—	—	214	—	214

	34,357	913	35,270	14,944	752	50,966

Loss from operations	(1,727)	(913)	(2,640)	(1,051)	(1,453)	(5,144)
Interest expense	(1,978)	—	(1,978)	(120)	(138)	(2,236)
Net gain on derivative financial instruments	3,734	6,005	9,739	—	—	9,739
Other income (expense)	698	(356)	342	(379)	462	425

Income (loss) before income taxes and minority interest	€727	€4,736	€5,463	€(1,550)	€(1,129)	€2,784

Certain reclassifications were made to the prior period results to conform to the current period presentation.

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA
For the Quarters Ended September 30, 2004 and 2003
(Euros in thousands)

	For the Quarters Ended September 30,
	2004	2003
	(in thousands)
Net (loss) income	€(9,879)	€876
Minority interest	(6,726)	1,880
Income taxes	(236)	28
Interest expense	4,200	2,236
Investment income	(215)	(416)
Derivative financial instruments	8,105	(9,739)
Other	—	(9)

Income (loss) from operations	(4,751)	(5,144)
Add: Depreciation and amortization	4,005	6,254
Impairment charge	6,000	—

Operating EBITDA	€5,254	€1,110

(1)
Operating EBITDA does not reflect the impact of a number of items that affect the company's net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the company's results as reported under GAAP.

COMPANY SALES BY PRODUCT CLASS AND VOLUME
(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2004	2003	2004	2003
	(Euros in thousands)
Sales by Product Class
Pulp(1)(2)	€103,743	€92,418	€34,517	€30,004
Specialty Papers	28,039	30,185	8,597	8,610
Printing Papers	13,302	12,332	4,202	5,047

Total(1)(2)	€145,084	€134,935	€47,316	€43,661

	(Amount in tonnes)
Sales by Volume
Pulp(1)(2)	229,462	221,926	73,128	73,747
Specialty Papers	28,144	30,420	8,519	8,745
Printing Papers	19,357	16,568	6,193	7,234

Total(1)(2)	276,963	268,914	87,840	89,726

(1)
Excluding intercompany sales volumes of 3,897 tonnes and 5,166 tonnes of pulp and intercompany net sales revenues of approximately €1.8 million and €2.2 million in the nine months ended September 30, 2004 and 2003, respectively.

(2)
Excluding inter-company sales volumes of 1,348 tonnes and 1,555 tonnes of pulp and intercompany net sales revenues of approximately €0.6 million and €0.7 million in the three months ended September 30, 2004 and 2003, respectively.

NOTE:  One tonne = 1.0160 of one ton.

QuickLinks

EXHIBIT 99.1
MERCER INTERNATIONAL INC. REPORTS 2004 THIRD QUARTER RESULTS